Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports First Quarter 2017 Financial Results

– First Quarter GAAP Earnings Per Share Up 8.6% to $0.35 –

– First Quarter Non-GAAP Earnings Per Share Up 4.0% to $0.35 –

WINTER PARK, Fla.—(BUSINESS WIRE)—May 5, 2017—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its first quarter ended March 26, 2017 and announced a quarterly cash dividend of $0.09 per share to be paid in the second quarter.

Highlights for the first quarter of 2017 compared to the first quarter of 2016 were as follows:

●

The Company reported net income of $11.0 million, or $0.35 per diluted share, in the first quarter of 2017 compared to net income of $10.8 million, or $0.33 per diluted share, in the first quarter of 2016.

-

Income from continuing operations in the first quarter of 2017 was $11.1 million, or $0.35 per diluted share, compared to income from continuing operations of $10.9 million, or $0.33 per diluted share, in the first quarter of 2016.

-	Net income in the first quarter of 2017 included a $0.2 million income tax benefit related to the impact of discrete income tax items.
-

Excluding these discrete income tax items, as well as the loss from discontinued operations and restaurant closing costs in the first quarter of 2016, non-GAAP diluted earnings per share were $0.35 in the first quarter of 2017 compared to $0.33 in the first quarter of 2016. The Company believes that non-GAAP diluted earnings per share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measure table for additional information.

●	Two Company-owned Ruth’s Chris Steak House restaurants and one restaurant operating under a contractual agreement opened during the quarter.
●

Kevin Toomy, President and Chief Operating Officer – Ruth’s Chris Steak House, plans to retire at the end of June 2018. Mr. Toomy will remain in his current position until September 2017 then will remain actively involved with the Company engaged on special projects until he retires in 2018.

Michael P. O'Donnell, Chairman and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “We delivered a solid start to the year, achieving both sales and earnings growth during the first quarter. Our results continue to be driven by execution against our total return strategy, through which we strive to maintain a healthy core of restaurants, grow our base in a disciplined fashion, and return excess capital to shareholders. Our ability to execute against this strategy is a testament to the dedication of our team members, who are committed to remaining the fine dining steakhouse leaders, and our franchise partners, who are the heart and soul of our business.”

O’Donnell added, “I would also like to offer my sincere thanks to Kevin Toomy for his exemplary contributions in operational leadership. Kevin has expertly led the consistency in execution within our restaurants. His efforts and dedication over these past nine years have been instrumental in the delivery of the best steak house experience to our guests and the success of the Ruth’s Chris Steak House brand.

It speaks to the strength of this organization that we announce the internal promotions of Susan, Rik and Pete as we continue to identify, educate and promote from within. It is with great enthusiasm that I look forward to working with this management team with a continued focus on the execution of our total return strategy.”

Review of First Quarter 2017 Operating Results

Total revenues in the first quarter of 2017 were $105.5 million, an increase of 3.6% compared to $101.9 million in the first quarter of 2016.

Company-owned Sales

●

For the first quarter of 2017, Company-owned comparable restaurant sales increased 0.7%, which consisted of an average check increase of 2.4%, offset by a decrease in traffic, as measured by entrees, of 1.7%.

●

The calendar shift of Easter from the first quarter of 2016 into the second quarter of 2017 negatively impacted first quarter comparable restaurant sales by approximately 70 basis points. Additionally, due to the shift of Valentine’s Day from a more desirable Sunday last year, to a less desirable Tuesday this year, the quarter was negatively impacted by approximately 50 basis points.

●	Average unit weekly sales held steady during the first quarter of 2017 as compared to the prior-year period at $111 thousand.
●

70 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the first quarter of 2017, compared to 66 Ruth’s Chris Steak House restaurants at the end of the first quarter of 2016. Total operating weeks for the first quarter of 2017 increased to 895 from 865 in the first quarter of 2016.

Franchise Income

●

Franchise income in the first quarter of 2017 was $4.4 million, a decrease of 2.5% compared to $4.5 million in the first quarter of 2016. The decrease in franchise income was due to development fees from new franchise restaurants opened during the first quarter of 2016, slightly offset by a 3.6% increase in comparable franchise restaurant sales.

●	81 franchisee-owned restaurants were open at the end of the first quarter of 2017 compared to 80 at the end of the first quarter of 2016.

Operating income in the first quarter of 2017 decreased 1.2% to $16.2 million, compared to $16.4 million in the first quarter of 2016. As a percentage of total revenues, operating margin decreased 70 basis points year-over-year to 15.4%.

●

Food and beverage costs, as a percentage of restaurant sales, decreased 90 basis points in the first quarter of 2017 to 28.7%, primarily due to a 1.4% decrease in total beef costs and an increase in average check of 2.4%.

●	Restaurant operating expenses, as a percentage of restaurant sales, decreased 10 basis points in the first quarter of 2017 to 45.7%, primarily due to lower year over year healthcare claims.
●

General and administrative expenses, as a percentage of total revenues, increased 20 basis points in the first quarter of 2017 to 7.7% driven primarily by an increase in performance-based compensation.

●	Marketing and advertising costs, as a percentage of total revenues, increased 40 basis points in the first quarter of 2017, primarily due to the shift of marketing spend across the quarters.
●

Pre-opening costs, as a percentage of total revenues, increased 80 basis points in the first quarter of 2017 to 1.1% due to the opening of two Company-owned restaurants and one restaurant operating under a contractual agreement during the quarter.

Development Update

During the first quarter of 2017, the Company opened two new Company-owned Ruth’s Chris Steak House restaurants, in Waltham, MA, and Cleveland, OH as well as one restaurant operating under a contractual agreement in Tulsa, OK. The Company expects to open its third new Company-owned restaurant of the year in suburban Denver, CO during the fourth quarter of 2017.

Franchise partners are expected to open their second restaurant in China, a restaurant in Kauai, HI and relocate the restaurant in Mississauga, Canada during the second half of 2017. In addition, a new franchised restaurant is expected to open in Fort Wayne, IN in 2018.

Quarterly Cash Dividend

Subsequent to the end of the first quarter of 2017, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.09 per share. This dividend will be paid on June 1, 2017 to shareholders of record as of the close of business on May 18, 2017, and represents a 29% increase from the quarterly cash dividend paid in May of 2016.

Share Repurchase Program and Debt

The Company did not repurchase any shares during the first quarter of 2017. The Company has approximately $26.6 million remaining under its share repurchase authorization.

At the end of the first quarter of 2017, the Company had $14 million in debt outstanding under its senior credit facility.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is reaffirming its full year 2017 outlook based on a 53 week year ending December 31, 2017, as follows:

●	Food and beverage costs of 29.0% to 31.0% of restaurant sales
●	Restaurant operating expenses of 47.0% to 49.0% of restaurant sales
●	Marketing and advertising costs of 2.9% to 3.1% of total revenues
●	General and administrative expenses of $32.0 million to $34.0 million
●	Effective tax rate of 31% to 34%
●	Capital expenditures of $24 million to $26 million
●	Fully diluted shares outstanding of 31.3 million to 32.0 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Update on Organizational Development

The Company also announced that Kevin Toomy, President and Chief Operating Officer of Ruth’s Chris Steak House, plans to retire at the end of June 2018. Mr. Toomy, a nine-year veteran of the Company, will remain in his current position until September 2017, after which he will remain actively engaged with the Company on special projects until he retires in 2018.

Susan Mirdamadi has been promoted to Senior Vice President and Chief Services Officer, responsible for IT, Brand Development, Brand Marketing, and Beverage and Culinary Development. Rik Jenkins has been promoted to Vice President of Operations and will be responsible for the day to day operational oversight of the Ruth’s Chris Steak House company-owned restaurants. Pete Beaudrault has been named Vice President of Franchise Operations and Development and will be responsible for the Ruth’s Chris Steak House franchise-operated restaurants. Mirdamadi, Jenkins and Beaudrault will continue in their close working partnership with Toomy as they transition into their new roles and will report to Cheryl Henry, President and Chief Operating Officer of RHGI.

Conference Call

The Company will host a conference call to discuss first quarter 2017 financial results today at 8:30 AM Eastern Time. Hosting the call will be Michael P. O’Donnell, Chairman and Chief Executive Officer, Arne G. Haak, Executive Vice President and Chief Financial Officer and Cheryl Henry President and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 719-325-4810. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 6271823. The replay will be available until May 12, 2017. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, strategy, financial outlook and capital expenditures also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of our goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Credit Agreement; and changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2016, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - Preliminary and Unaudited
(Amounts in thousands, except share and per share data)

	13 Weeks Ended
	March 26,	March 27,
	2017	2016

Revenues:
Restaurant sales	$99,455	$95,937
Franchise income	4,390	4,501
Other operating income	1,693	1,452

Total revenues	105,538	101,890

Costs and expenses:
Food and beverage costs	28,579	28,445
Restaurant operating expenses	45,447	43,922
Marketing and advertising	2,446	1,970
General and administrative costs	8,137	7,664
Depreciation and amortization expenses	3,505	3,101
Pre-opening costs	1,179	354
Total costs and expenses	89,293	85,456

Operating income	16,245	16,434

Other income (expense):
Interest expense, net	(179)	(213)
Other	24	7

Income from continuing operations before income tax expense	16,090	16,228
Income tax expense	5,005	5,346

Income from continuing operations	11,085	10,882
Loss from discontinued operations, net of income taxes	(37)	(120)
Net income	$11,048	$10,762

Basic earnings (loss) per common share:
Continuing operations	$0.36	$0.33
Discontinued operations	-	-
Basic earnings per share	$0.36	$0.33

Diluted earnings (loss) per common share:
Continuing operations	$0.35	$0.33
Discontinued operations	-	-
Diluted earnings per share	$0.35	$0.33

Shares used in computing net income (loss) per common share:
Basic	30,575,224	32,626,645
Diluted	31,253,186	33,073,660

Dividends declared per common share	$0.09	$0.07

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per share. This non-GAAP measurement was calculated by excluding certain items and losses from discontinued operations and certain discrete income tax items. We exclude the impact of the loss from discontinued operations and restaurant closing costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measure - Unaudited
(Amounts in thousands, except share data)

	13 Weeks Ended
	March 26,	March 27,
	2017	2016
GAAP net income	$11,048	$10,762
GAAP Income tax expense	5,005	5,346
GAAP Loss from discontinued operations	37	120
GAAP Income from continuing operations before income tax expense	16,090	16,228

Adjustments:
Restaurant closing costs	-	246

Adjusted net income from continuing operations before income taxes	16,090	16,474

Adjusted income tax expense (1)	(5,005)	(5,442)
Impact of excluding certain discrete income tax items	(247)	-

Non-GAAP net income	$10,838	$11,032

GAAP diluted earnings per common share	$0.35	$0.33

Non-GAAP diluted earnings per common share	$0.35	$0.33

Weighted-average number of common shares outstanding - diluted	31,253,186	33,073,660

(1) Adjusted income tax is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.